Exhibit 3.1

ORGANIZATIONAL REGULATIONS

dated as of November 18, 2016

of

Transocean Ltd.,

a Swiss corporation with its registered office in Steinhausen, Switzerland

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ARTICLE 1 Scope and Basis
Section 1.01. Basis.

 These Organizational Regulations (the Organizational Regulations) are enacted by the Board of Directors of Transocean Ltd. (the Company) pursuant to article 716b of the Swiss Code of Obligations (the CO) and Articles 24, 26, 27 and 28 of the Company's articles of association (the Articles of Association).  The Organizational Regulations govern the internal organization and the duties, powers and responsibilities of the executive bodies of the Company (as defined below).

Section 1.02. Group.

 The Company is the holding company of an international group of companies active in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities.  The executive bodies of the Company shall duly respect the legal independence of all Group companies and the local law applicable to them.

Section 1.03. Organization.

 For the purposes of these Organizational Regulations, the Group shall mean the Company and its Subsidiaries, whereby Subsidiaries means all companies in which the Company holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the Board.

Section 1.04. Interpretation.
(a) Words importing the singular number shall also include the plural number and vice-versa.
(b) Words importing the masculine gender shall also include the feminine gender.
ARTICLE 2 Corporate Organization

The Company shall have the following functions and committees:

(a) the Board of Directors (the Board);
(b) the chairman of the Board (the Chairman);

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(c) the board committees established from time to time pursuant to the Articles of Association and these Organizational Regulations (the Board Committees);
(d) the chief executive officer of the Company (the Chief Executive Officer); and
(e) the Executive Management Team of the Company (the Executive Management Team).
ARTICLE 3 The Board
Section 3.01. Constitution.

   The Board may elect from among its members one or more Vice-Chairmen.  It shall further appoint a Secretary who need not be a member of the Board.  The Secretary shall keep the minutes of the General Meetings of Shareholders and the meetings of the Board and give notice of such meetings and shall perform like duties for the committees of the Board when so required.  In the case of the absence or inability to act of the Secretary, any Assistant Secretary (or, in the case of keeping minutes of the General Meeting of Shareholders or the meetings of the Board, any other person designated by the presiding officer of such meeting) may act in the Secretary's place.

Section 3.02. Board Composition.

 In selecting candidates for Board membership the Board shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company.

Section 3.03. Powers and Duties.

(a) The Board is the ultimate executive body of the Company and shall determine the principles of the business strategy and policies. The Board shall exercise its function as required by law, the Articles of Association and these Organizational Regulations.

(b) The Board shall be authorized to pass resolutions on all matters that are not reserved to the General Meeting of Shareholders or to other executive bodies by applicable law, the Articles of Association or these Organizational Regulations.

(c) In particular, the Board has the following powers and duties:
(i) the ultimate direction of the Company and the issuance of the necessary guidelines in accordance with applicable law and regulations;
(ii) the determination of the Company's organizational structure, including the promulgation and the amendment of these Organizational Regulations;
(iii) the determination of the Company's accounting principles, financial control and financial planning;

(iv) the ultimate supervision of the persons entrusted with the management of the Company, in particular with regard to their compliance with applicable law, the Articles of Association, these Organizational Regulations and other applicable instructions and guidelines;

(v) the review and approval of the management report and the financial statements of the Company as well as the preparation of the General Meeting of Shareholders, the agenda thereof, the proposals for which shareholder approval or ratification is sought, and the implementation of its resolutions;

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(vi) the adoption of resolutions concerning an increase in the share capital of the Company to the extent that such power is vested in the Board (article 651 para. 4 CO) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Association, as well as making the required report on the capital increase;

(vii) the notification of the court if the liabilities of the Company exceed the assets of the Company (article 725 CO);
(viii) the establishment of the Company's dividend policy;

(ix) the proposal to the General Meeting of Shareholders of candidates for election or re-election to the Board as members of the Board, as Chairman or as members of the Compensation Committee, upon recommendation of the Corporate Governance Committee;

(x) the response to any takeover offer for the Company;
(xi) the establishment of any code of ethics and business practice;
(xii) the determination of any membership and terms of reference of any Board Committees (other than the Compensation Committee);

(xiii) the approval of any agreements to which the Company is a party relating to mergers, demergers, transformations and/or transfer of assets, to the extent required pursuant to the Swiss Merger Act;

(xiv) the appointment and removal of the Secretary, the members of Board Committees (subject to the rights of shareholders in relation to the Compensation Committee) and the Executive Management Team, as well as the determination of their signatory power (see Section 9.01);

(xv) the approval of the annual investment and operating budget; and
(xvi) the approval of share buybacks of the Company.
Section 3.04. Delegation of Management.

To the extent permitted by applicable law and stock exchange rules, the Board herewith delegates, in the sense of article 716b CO, all other duties, including the preparation and implementation of the Board resolutions as well as the supervision of particular aspects of the business and the management of the Company, to the Chief Executive Officer.

Section 3.05. Meetings.

(a) The Board shall meet together for the dispatch of business, convening, adjourning and otherwise regulating its meetings as it thinks fit.  The Board shall give due consideration to the governance framework set forth in the Corporate Governance Guidelines of the Company.

(b) Regularly scheduled meetings of the Board may be held at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by the Chairman, the Chief Executive Officer, the President, the Corporate Secretary or a majority of the Board.  Any member of the Board may request that the Chairman (or absent the

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Chairman, the following persons, in the following order: the Chief Executive Officer, the President or the Corporate Secretary) convene a meeting as soon as practicable, subject to providing a reason for so requesting a meeting.

(c) No notice need be given of any regular meeting of the Board or of any adjourned meeting of the Board.  No notice need be given to any Director who signs a written waiver thereof or who attends the meeting without protesting the lack of notice.  Notices need not state the purpose of the meeting.  Attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except when a Director attends and makes it known that he is attending for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully convened, and such purpose is duly recorded in the minutes of such meeting.

(d) Notice of each special meeting of the Board shall be given to each Director either by first class United States mail, or if notice is sent off from a country other than the United States of America, by a mail service equivalent to first class United States mail, at least three days before the meeting, by "overnight" or other express delivery service at least two days before the meeting, or by telegram, telex, cable, telecopy, facsimile, personal written delivery, e-mail or telephone at least one day before the meeting or on such shorter notice as the person calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances.  Any notice given by telephone shall be immediately confirmed by telegram, telex, cable, telecopy, facsimile, or e-mail.  Notices are deemed to have been given:  by mail, when deposited in the mail with postage prepaid; by "overnight" or other express delivery service, the day after sending; by telegram, telex, or cable, at the time of sending; by telecopy or facsimile, upon receipt of a transmittal confirmation; and by personal delivery, e-mail or telephone, at the time of delivery.  Written notices shall be sent to a Director at the address or e-mail address designated by such Director for that purpose or, if none has been so designated, at such Director's last known residence, business or e-mail address.  Notices need not state the purpose of the meeting.

(e) Any one or more Directors or any committee thereof may participate in a meeting of the Board or committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 3.06. Attendance Quorum; Resolutions and Minutes.

(a) Subject to Sections 3.09(e), the attendance quorum necessary for the transaction of the business of the Board shall be a majority of the whole Board.  No attendance quorum shall be required for resolutions of the Board providing for the confirmation of a capital increase or for the amendment of the Articles of Association in connection therewith.

(b) The Board shall pass its resolutions with the majority of the votes cast by the Directors present at a meeting at which the attendance quorum of Section 3.06(a) above is satisfied.  The Chairman shall have no casting vote but shall have the same vote as each other Director.

(c) Resolutions of the Board may be passed without a meeting by way of written consent by a majority of the whole Board, provided that no member of the Board requests oral deliberations.  A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors (including signed copies sent by facsimile or email) shall be as valid and effectual as if it had been passed at a meeting of the Board or committee, as the case may be, duly convened and held.

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(d) The Board shall cause minutes to be made for the purpose of recording the proceedings at all meetings of the Company and the Directors and of committees of the Board.  The minutes shall be signed by the acting chairman and the secretary and must be approved by the Board.

Section 3.07. Information and Reporting.
(a) At Board meetings, each member of the Board is entitled to request and receive from other Directors and from the Chief Executive Officer information on all affairs of the Company.

(b) Outside of Board meetings, each Director may request information from the Chief Executive Officer on the general course of business and, upon approval of the Chairman, each Director may obtain information on specific transactions and/or access to business documents.

Section 3.08. Compensation.

 Each Director shall be entitled to receive as compensation for such Director's services as a Director or committee member or for attendance at meetings of the Board or committees, or both, such amounts (if any) as shall be fixed from time to time by the Board or the Compensation Committee, subject to shareholder ratification as required by law and the Articles of Association.  In determining Directors' compensation, the Board shall give due consideration to applicable regulatory limitations, the governance framework set forth in the Corporate Governance Guidelines of the Company as well as the recommendations of the Compensation Committee.  Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

Section 3.09. Conflicts of Interest.

(a) Subject to the Articles of Association and the Corporate Governance Guidelines, a Director may hold any other office (other than as an outside auditor of the Company) or place of profit under the Company in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine.

(b) A Director may act by himself or for his firm in a professional capacity for the Company (other than as an outside auditor of the Company), and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided, however, that (i) he has disclosed his interest in the transaction at the first meeting held to consider the transaction or as soon thereafter as he becomes interested in the transaction, and (ii) that any professional services by a Director or his firm for the account of the Company shall be made at arm's length terms.

(c) Subject to any applicable law or regulation to the contrary, a Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder, member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

(d) Subject to any applicable law or regulation to the contrary, a Director shall not be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established; provided, however, that (i) he has disclosed his interest in the transaction at the first meeting held to consider the transac

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tion or as soon thereafter as he becomes interested in the transaction and (ii) he complies with the duty to abstain as set forth below in Section 3.09(e) below.

(e) Directors shall disclose any Conflicting Interest at a meeting of the Board and abstain from participating in any vote or discussion in matters involving a Conflicting Interest (as defined below).  If a Board member is required to abstain from voting in a matter, he shall not be counted in the quorum of the meeting in question.  In addition, such Director shall use his best efforts to ensure that he does not receive any confidential information with respect to such transaction.

(f) Conflicting Interest shall mean the special interest the Director has with respect to a transaction due to the fact that the Director or a Related Person has a financial or non-financial interest in, or is otherwise closely linked to, the transaction, and such interest is of such significance to the Director or a Related Person that the interest would reasonably be expected to interfere with the Director's judgment if he were called upon to vote on the transaction.

(g) Related Person of a Director means:

(i) the spouse (or a parent or sibling thereof) of the Director, or a child, grandchild, sibling, parent (or spouse of any thereof) of the Director, or an individual having the same home as the Board member, or trust or estate of which an individual specified in this Section 3.09(g)(i) is a substantial beneficiary;

(ii) a trust, estate, incompetent or minor of which the Director is a trustee, administrator or guardian; or

(iii) one of the following persons or entities:  (1) an entity of which the Director is a director, general partner, agent, major shareholder, representative or employee; (2) a person that controls one or more of the entities specified in subclause (1) or an entity that is controlled by, or is under common control with, one or more of the entities specified in subclause (1); or (3) an individual who is a general partner, principal or employer of the Director.

ARTICLE 4 Chairman and Vice-Chairman
Section 4.01. Power and Duties.

 The Chairman of the Board shall preside at all meetings of the Board.  Further, the Chairman has the following powers and duties:

(a) contact with the Chief Executive Officer between Board meetings in order to be informed about important business developments;
(b) preparing the agenda for the General Meetings of Shareholders and Board meetings;
(c) presiding over the General Meetings of Shareholders and Board meetings;
(d) informing the full Board without delay of material extraordinary events; and
(e) any other matters reserved by law, the Articles of Association or these Organizational Regulations to the Chairman.

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Section 4.02. Authority.

 Should the Chairman be unable or unavailable to exercise his functions, his functions shall be assumed by the Vice-Chairman, if one has been elected, or if the latter has not been elected or should be unable or unavailable, another Director appointed by the Board.

ARTICLE 5 Board Committees
Section 5.01. General.

(a) The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors, as designated by the Board (in relation to the Compensation Committee, subject to the election of the Directors so designated by the shareholders).  The Board may designate one or more alternate Directors as members of any committee, except for the Compensation Committee, who may replace any absent member at any meeting of the committee.  In the absence of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint, except in relation to the Compensation Committee, another member of the Board to act at the meeting in the place of any such absent member.  At all meetings of any committee, a majority of its members (or the member, if only one) shall constitute a quorum for the transaction of business, and the act of a majority of the members present shall be the act of any such committee, unless otherwise specifically provided by law, the Articles of Association or these Organizational Regulations.  Subject to provisions of applicable law and the Articles of Association in relation to the Compensation Committee, the Board shall have the power at any time to change the number and members of any such committee, to fill vacancies and to discharge any such committee.

(b) Section 3.05(b) through (d) above with respect to notice of, and participation in, meetings of the Board shall apply also to meetings of committees, unless different provisions shall be prescribed by the Board.  Each committee shall serve at the pleasure of the Board.  It shall keep minutes of its meetings and report the same to the Board when required and shall observe such procedures as are prescribed by the Board.

(c) Any committee of the Board, to the extent provided by the provisions set forth herein but subject to any limitation imposed by the Swiss Code of Obligations or other applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.

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Section 5.02. Individual Committees.

   The committees of the Board shall be the Audit Committee, the Compensation Committee, the Finance Committee, the Corporate Governance Committee and the Health Safety and Environment Committee and any other committees designated by the Board.

ARTICLE 6 Chief Executive Officer
Section 6.01. Powers and Duties.

   Subject to applicable law, regulations and stock exchange rules, the Chief Executive Officer shall have the primary responsibility for the day-to-day executive management of the Company.  If the President shall not be designated the Chief Executive Officer of the Company, such President shall have such authority and perform such duties as may be prescribed from time to time by the Board or the Chief Executive Officer.

Section 6.02. Reporting.

 The Chief Executive Officer shall directly report to the Board and regularly inform the Board on the current course of business and all major business matters of the Company.

ARTICLE 7 Officers | Executive Management Team
Section 7.01. Officers.

   The officers of the Company shall be appointed by the Board and shall include a Chief Executive Officer, a President and one or more Vice Presidents (who may be further classified by such descriptions as "Executive," "Senior" or "Assistant" as determined by the Board), and such other officers, as the Board may deem necessary or appropriate.  The Board may from time to time authorize any officer to appoint and remove any other officer or agent and to prescribe such person's authority and duties.  Any person may hold at one time two or more offices.  Each officer shall have such authority and perform such duties, in addition to those specified in these Organizational Regulations, as may be prescribed by the Board from time to time.

Section 7.02. Executive Management Team.

 The Executive Management Team shall include the Chief Executive Officer and such other officer expressly designated by the Board to be a member of the Executive Management Team.  Under the direction of the Chief Executive Officer, the Executive Management Team shall have the primary responsibility to make significant operational decisions to implement the Company’s strategic objectives.

Section 7.03. Term of Office.

   Each officer shall hold office for the term for which appointed by the Board, and until the person's successor has been appointed and qualified or until such person's earlier resignation or removal.  Any officer may be removed by the Board, with or without cause.  The election or appointment of an officer shall not in and of itself create contractual rights against the Company.  Any officer may resign at any time by giving written notice to the Board or the Secretary.  Any such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt of such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

ARTICLE 8 Fiscal Year
Section 8.01. Determination.

   The fiscal year of the Company shall start on January 1 and end on December 31.

ARTICLE 9 General Provisions

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Section 9.01. Signatory Power.

 The Directors, officers and other persons authorized to represent the Company and the Subsidiaries shall have single or joint signatory power, as determined appropriate by the Board.

Section 9.02. Insurance.

 The Company may procure directors' and officers' liability insurance for the Directors and for officers of the Company.  Any costs of insurance shall be charged to the Company or its Subsidiaries.

Section 9.03. Confidentiality.

 The proceedings and deliberations of the Board and its committees are confidential.  Each Director is required to maintain the confidentiality of all information received in connection with his or her service as a Director (including not disclosing any such information, proceedings and deliberations to any third party (other than the Company’s representatives who have a need to know), including such Director’s employer in the case of a non-employee Director and any person or entity on whose behalf such Director may have been nominated).

Section 9.04. Publicity.

 The Board believes that the Chief Executive Officer is responsible for all communications with the public.  Accordingly, Directors are to refrain from making any public statements regarding the Company at any time unless specifically requested to do so by the Chief Executive Officer or the Board.  All inquiries received by Directors should be directed to the Chief Executive Officer.  The Chief Executive Officer has the responsibility for keeping the Chairman informed of all public announcements regarding the Company and shall consult with the Chairman as to all non-routine announcements in order to determine if the Directors should be notified prior to its release.

Section 9.05. Certain Arrangements; Compliance.

 Each Director (A) shall not be a party to (1) any agreement, arrangement or understanding with, and shall not give any commitment or assurance to any person or entity as to how such Director will act or vote on any issue or question (a Voting Commitment) that has not been fully disclosed to the Board prior to such person being nominated as a Director, (2) any Voting Commitment that could limit or interfere with such Director's ability to comply with his or her fiduciary duties under applicable law or the duties under these Organizational Regulations or the Company’s Corporate Governance Guidelines, or (3) any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been fully disclosed to the Board prior to such person being nominated as a Director, and (B) shall, in such Director's individual capacity and on behalf of any person or entity on whose behalf such Director was nominated to be a Director (if applicable), comply with all applicable corporate governance, conflict of interest, confidentiality, share ownership and trading policies and guidelines (including any insider trading policy) of the Company.  The Company may require at any time that a Director or nominee for Director acknowledge his or her understanding of this Section 9.05 and agreement therewith.

ARTICLE 10 Final Provisions
Section 10.01. Effectiveness.

 These Organizational Regulations shall become effective upon approval by the Board.

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Section 10.02. Corporate Governance Guidelines.

 The provisions of the Corporate Governance Guidelines, as may be amended by the Board from time to time, are incorporated by reference into these Organizational Regulations in all respects.

Section 10.03. Change of or Amendments to these Organizational Regulations.   Any change of or amendment to these Organizational Regulations shall only be valid if the Board approved such change or amendment with the attendance quorum and the majority as set forth in Section 3.06(a), (b) and (c), respectively.

SO RESOLVED as of November 18, 2016.

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